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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      CHANTAL PHARMACEUTICAL CORPORATION
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               (Name of Registrant as Specified In Its Charter)


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FROM:    MARTIN E. JANIS & COMPANY, INC.       CONTACT:  Bev Iedynak
         PUBLIC RELATIONS                                312-943-1100
         919 North Michigan Avenue
         Chicago, IL 60611

FOR:     CHANTAL PHARMACEUTICAL CORPORATION
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                 CHANTAL PHARMACEUTICAL CORPORATION FILES SUIT
                 ---------------------------------------------

          AGAINST DISSIDENT SHAREHOLDERS, ACCUSING THEM OF VIOLATING
          ----------------------------------------------------------

               SECURITIES LAWS, RENEGING ON AGREEMENT TO SUPPORT
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            THE NEW BOARD OF DIRECTORS AND ACCUSING PAUL LOCIGNO OF
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               HAVING DEFRAUDED THE COMPANY IN CONNECTION WITH
               -----------------------------------------------

                        ASIAN DISTRIBUTION AGREEMENTS
                        -----------------------------


New York, N.Y., June 19, 1997 -- Chantal Pharmaceutical Corporation (NASDAQ:CHTL) announced that it has filed a complaint in the United States District Court, Southern District of New York against all of the shareholders who had on June 11, 1997 filed a Schedule 13D with the Securities and Exchange Commission and Rollins International, ManAssist International Co. (a Rollins International affiliate) and Lamont Asset Management, SA. The Complaint alleges that the Schedule 13D is false and misleading, that the defendants have violated the Federal Securities laws relating to solicitation of Proxies, that Paul Locigno, a central figure in the Schedule 13D filing, through Rollins and ManAssist had arranged for a secret commission on the Company's Asian product sales, the Peter Ting and Donald Wright (also central figures on the Schedule
13D) had disseminated false information about the Company, to drive the stock down and thereby facilitate a takeover of the Company.

The suit also alleges that the defendants were misleading the public in using the name and reputation of Georgette Mosbacher by floating the suggestion that she would become the Chief Executive Officer of Chantal Pharmaceutical Corporation in the event their takeover efforts were successful. While the
Schedule 13D filing notes that no agreement had been reached with Mosbacher to that effect, the Company alleges that Mosbacher has refused to become an executive of the Company through an acrimonious fight among shareholders, and therefore her name should not have been used at all. The suit alleges that Ting and Wright spread false information about the Company in an effort to drive stock down to $1.00, both to create stock trading profit opportunities, and to make it easier to unseat the Company's management.































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The Company had recently announced the addition of Polly Bergen as Chief
Operating Officer, Joseph DeKama as Executive Vice President directing the Company's marketing and distribution, and the addition of five new directors.

The suit alleges that the election of the additional directors, and the appointment of Ms. Bergen and Mr. DeKama, occurred following an agreement with the defendant shareholders, by which the defendants agreed to support the re-election of management if those additions were made, and the termination of the Company's U.S. distributorship agreement accelerated. The Company alleges that the defendant shareholders, after having obtained the agreed to results, reneged on their agreement.

The Company's annual meeting will be held on July 17, 1997 in Los Angeles. Polly Bergen, the Company's Chief Operating Officer, today stated that she is proud to be part of the enhanced management team, is confident of the Company's future, and believes it unlikely that the Company's shareholder body will support the dissident group. "The dissident group contains people who have irresponsibly harmed this Company and our shareholders will realize that this group should not be trusted with the Company's management," she said.

Chantal Pharmaceutical Corporation and its marketing subsidiary, Chantal Skin Care Corporation, have executive offices, telemarketing and warehouse facilities in Los Angeles, with a laboratory in Kaiserslautern, Germany. In addition to marketing the Chantal Ethocyn Skin Care line, the Company is engaged in the research and development of products for androgen mediated disorders such as acne, hirsutism, male pattern baldness, benign prostate hypertrophy and the treatment of certain cancers.


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